Exhibit 99

CORGENIX REPORTS RECORD SALES FOR FISCAL 2006

Performance of Core Diagnostic Business Combined with Lucrative Strategic
Partnerships Provide 19% Increase in 2006 Sales

DENVER, COLORADO — September 28, 2006 — Corgenix Medical Corporation (OTC BB: CONX), a worldwide marketer of diagnostic test kits, reported sales of $6,635,779 for the fiscal year ended June 30, 2006 compared to $5,564,835 million in the year ended June 30, 2005, an increase of 19.2%.

Fiscal 2006 represents the second consecutive year of operating income growth, with $335,117 reported for the year ended June 30, 2006 compared to operating income of $123,830 for the year ended June 30, 2005.

Corgenix reported a net loss of $1,586,412 or (0.41) per share for the year ended June 30, 2006 compared to a net loss of $582,458 or (0.12) per share for the year ended June 30, 2005. The increased net loss is primarily attributed to significant, in excess of $1.8 million, non-operating and non-cash charges attributable to the recent convertible debt financings, which substantially increased interest expense relating to the beneficial conversion features of the notes.

During fiscal 2006, Corgenix submitted Premarket Notifications (510K) to the U.S. Food and Drug Administration (FDA) for two the Company’s newest diagnostic products for cardiovascular disease, the AtherOx™ product group and AspirinWorks® Test Kits.  Corgenix also received notification of U.S. Patent Office approval for the AspirinWorks® Test Kit — technology to which Corgenix and strategic partner Creative Clinical Concepts (CCC) hold exclusive worldwide licensing rights.

In addition to progress made in expanding the Company’s U.S. market, Corgenix has relocated its headquarters and manufacturing facility in Denver, as well as its international business office in the United Kingdom, to meet the Company’s expected worldwide growth in its sales of diagnostic products.

Corgenix also significantly strengthened its Board of Directors during fiscal 2006 with the appointment of four seasoned pharmaceutical, healthcare, and finance industry veterans.

“This has been another great year for Corgenix,” said Douglass Simpson, Corgenix’s President and Chief Executive Officer.  “We have made tremendous progress in moving several of our key products closer to market in the U.S., while also preparing ourselves logistically, with our recent expansion into our state-of-the-art facilities, for expected growth worldwide.  We are confident that we have the right technology, people, and foresight to continue to drive the future growth of this Company.”

About Corgenix Medical Corporation

Corgenix is a leader in the development and manufacturing of specialized diagnostic kits for immunology disorders, vascular diseases and bone and joint disorders. Corgenix diagnostic products are commercialized for use in clinical laboratories throughout the world. The company currently sells over 50 diagnostic products through a global distribution network and has significant experience advancing products through the FDA process. More information is available at www.corgenix.com.

Company Contact:
Corgenix Medical Corp
William Critchfield, Senior VP and CFO
(303) 453-8903
Email: wcritchfield@corgenix.com

Investor Contact:
The Investor Relations Group
Erika Moran / Tom Caden
Phone: (212) 825-3210
Fax: (212) 825-3229

Condensed Statements of Operations
(in thousands, except per share amounts)

	Fiscal Year Ended
	June 30, 2006	June 30, 2005
	(audited)	(audited)
Net sales	$6,636	$5,565
Gross profit	4,174	3,520
Operating income (loss)	335	124
Net loss	$(1,586)	$(582)
Accretion of discount onredeemable common stock	-	65
Imputed dividend on convertible preferred stock	2,280	-
Net loss attributable to common Shareholders	$(3,866)	$(647)
Basic and diluted (loss) per share	$(0.41)	$(0.12)
Basic and Diluted shares outstanding	9,482,559	5,537,242

Reconciliation of Net Loss To EBITDA
($000 of U.S. Dollars)

	Fiscal Year Ended
	June 30, 2006	June 30, 2005
	(unaudited)	(unaudited)
Net loss as reported	$(1,586,412)	$(582,458)
Adjusted for:
Interest expense, net	1,905,634	470,231
Depreciation and amortization	108,474	203,350
Loss on extinguishment of debt	-	361,057
Income taxes	15,895	-
Earnings (loss) before interest, taxes, depreciation and amortization (EBITDA)	$443,591	$452,180

SUMMARY BALANCE SHEET DATA
(in thousands)

	June 30, 2006	June 30, 2005
Cash	$3,118	$1,282
Working capital	4,205	2,407
Total assets	8,214	4,992
Total liabilities	3,272	2,033
Total stockholders’ equity	4,691	2,459